                                   Exhibit 15

                                     Form of

                              Amended and Restated

                          Distribution and Service Plan

                                       for

                  Class A, Class B, Class C and Class T Shares

                         NORTHSTAR ADVANTAGE ______ FUND
               AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

This Amended and Restated Plan (the "Plan") constitutes the Distribution and Service Plan of NORTHSTAR ADVANTAGE ______ FUND, a Massachusetts business trust (the "Fund").

     SECTION 1. SERVICE FEE. The Fund will pay to NWNL NORTHSTAR DISTRIBUTORS, INC., a Minnesota corporation (the "Distributor"), a monthly service fee (the "Service Fee") at the annual rate of 0.25 of 1% of the average net asset value of the Fund (or such lower rate as the Trustees of the Fund may establish from time to time), as determined at the close of each business day during the month. The Distributor may pay all or any portion of the Service Fee to securities dealers as service fees pursuant to agreements with such dealers for providing personal services to investors in shares of the Fund and/or the maintenance of shareholder accounts, or may use all or any portion of the Service Fee to pay for expenses of the Distributor (including overhead expenses) incurred in connection with the provision of personal services provided to investors in shares of the Fund and/or the maintenance of shareholder accounts, including without limitation, expenses of personnel and communications equipment used in servicing shareholder accounts. All payments of Service Fees under this plan are intended to qualify as "service fees" within the meaning of Section 26 of
Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (or any successor provision) as in effect from time to time (the "NASD Rule").

     SECTION 2. DISTRIBUTION FEE. In addition to the Service Fee, the Fund will pay to the Distributor, for acting as the Distributor of the Fund's shares, a monthly distribution fee for distributions related expenses (the "Distribution Fee") (i) at the annual rate of 0.75 of 1% (or such lower rate as the Trustees of the Fund may establish from time to time) of the average net asset value of the Fund attributable to Class B shares and Class C shares; (ii) at the annual rate of 0.70% of 1% (or such lows rate as the Trustees of the Fund may establish from time to time) of the average net asset value of the Fund attributable to Class T shares; and (iii) at the annual rate of 0.05 of 1% (or such lower rate as the Trustees of the Fund may establish from time to time) of the average net asset value of the Fund attributable to Class A shares, as determined at the close of each business day during the month. Such expenditures may consist of:
(i) commissions to sales personnel for selling shares of the Fund (including interest thereon in the case of Class B, Class C and Class T shares); (ii) compensation, sales incentives and payments to sales, marketing and service personnel; (iii) payments to broker-dealers and other financial institutions which have entered into agreements with Distributors in the form of the Dealer Agreement for Northstar Affiliated Investment Companies for distribution services rendered in connection with the sale and distribution of shares of the Fund; (iv) payment of expenses incurred in sales and promotional activities, including advertising expenditures related to each class of shares of the Funds;
(v) the costs of preparing and distributing promotional materials; (vi) the cost of printing the Fund's Prospectus and Statement of Additional Information for distribution to potential investors; and (vii) such other similar services that the Trustees determine are reasonably calculated to result in sales of shares of the Fund.

With respect to that portion of the Distribution Fee derived from Class T shares, the Distributor may use all or a portion of that amount to compensate Advest Inc. for services provided to holders of Class T shares, and to compensate Advest, Inc. for distribution-related expenses incurred by Advest, Inc. together with interest thereon, including but not limited to commissions paid by Advest, Inc. to selling dealers in connection with the sale of Class T shares.

Any payment of Distribution Fees under this Plan is intended to constitute an "asset-based sales charge" within the meaning of the NASD Rule.

     SECTION 3. This Plan shall not take effect with respect to any class until it has been approved by the vote of a majority of the outstanding voting securities of such class of the Fund.

     SECTION 4. This Plan shall not take effect with respect to any class until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940 (the "Act") or the rules and regulations thereunder) of both (a) the Trustees of the Fund, and (b) the Qualified Trustees of the Fund, cast in person at a meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

     SECTION 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Fund, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 7. This Plan may be terminated in its entirety or with respect to any class at any time by vote of a majority of the Qualified Trustees, or, with respect to any class, by the vote of a majority of the outstanding voting securities of such class of the Fund. Amounts paid or payable by the Fund under this Plan or any agreement with any person or entity relating to the implementation of this Plan ("related agreement") shall only be used to pay for, or reimburse payment for, the expenditures described in Sections 1 and 2 and shall, given all surrounding circumstances, represent charges within the range of what would have been negotiated at arm's-length as payment for the specific sales or promotional services and activities to be financed hereunder and any related agreement, as determined by the Trustees, in the exercise of reasonable business judgment, in light of their fiduciary duties under state law and Sections 36(a) and (b) of the Investment Company Act of 1940, as amended (the "Act") and based upon appropriate business estimates and projections. In the event this Plan is terminated or otherwise discontinued with respect to a class, the Fund no longer will be obligated to pay Distributors for distribution related expenses incurred under the Plan with respect to such class, unless payment by the Fund of all or any distribution expenses incurred prior to termination of this Plan shall be specifically approved by the Trustees, including a majority of the Disinterested Trustees, of the Funds.

     SECTION 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

          A. That such agreement may be terminated at any time in its entirety with respect to a class, without payment of any penalty, by vote of a majority of the Qualified Trustees or with respect to any class, by vote of a majority of the outstanding voting securities of such class of the Fund, on not more than 60 days' written notice to any other party to the agreement, and

          B. That such agreement shall terminate automatically in the event of its assignment.

     SECTION 9. This Plan may not be amended to increase materially the amount of distribution fees paid by any class of shares of the Fund pursuant to Section 1 or Section 2 hereof without the vote of a majority of the outstanding voting securities of such class of the Fund, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. While this Plan is effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) shall be committed to the discretion of the Disinterested Trustees then in office.

     SECTION 12. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 6 hereof, and any information, estimates, projections and other materials, that serve as a basis therefor, considered by the Trustees, for a period of not less than six years from the date of this Plan, or the agreements or reports, as the case may be, the first two years in an easily accessible place.

     SECTION 13. The Declaration of Trust, establishing the Fund a copy of which together with all amendments thereto (the "Declaration") is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Northstar Advantage ______ Fund" refers to the Trustees under the Declaration collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, no may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund, but the Fund property only shall be liable.

     SECTION 14. The provisions of this Plan are severable for each Class of shares of the Fund and if the provisions of the Plan applicable to a particular class of shares are terminated, the remainder of the Plan provisions application to the other remaining classes shall not be invalidated thereby and shall be given full force and effect.

In Witness Whereof, the Fund has executed this Amended and Restated Plan on June ____, 1995.



                         Northstar Advantage ______ Fund


                         By:
                            ---------------------------------


Attest:



-----------------------